Exhibit 99.1

Plug Power Announces Settlement with SEC

LATHAM, N.Y., Aug. 30, 2023 -- Plug Power Inc. (NASDAQ:PLUG), a global leader in comprehensive hydrogen solutions for the green hydrogen economy, today announced the settlement of a civil administrative proceeding with the U.S. Securities and Exchange Commission (“SEC” or “Commission”) related to the Company’s March 16, 2021 announcement that the financial statements in its prior annual reports on Form 10-K for 2018 and 2019, and quarterly reports on Form 10-Q for 2019 and 2020, should no longer be relied upon. On May 14, 2021, the Company filed a Form 10-K for 2020 that included restated financial statements for those periods.

The Company, without admitting or denying the findings, agreed to a cease-and-desist order regarding Sections 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Securities Exchange Act, and Rules 13a-1, 13a-13, and 13a-15(a) - (c) thereunder. The SEC’s order can be found at  https://www.sec.gov/files/litigation/admin/2023/34-98243.pdf. As part of the settlement, the Company agreed to a civil monetary penalty in the amount of $1.25 million. Additionally, the Company has undertaken to fully remediate its material weakness and publicly disclose the same within one year from the date of the order. If the Company is unable to remediate its material weakness by that date, an additional civil monetary penalty in the amount of $5 million will be due within 90 days from one year from the date of the order.

In determining to accept the Company’s offer of settlement, the Commission considered remedial acts promptly undertaken by the Company and cooperation afforded the Commission staff. Specifically, the Company prepared and began implementing a remediation plan in 2021, which includes the following remedial measures: (i) hiring additional resources, including approximately 60 new employees in its accounting and finance department and internal audit; (ii) utilizing third-party resources with appropriate technical accounting expertise, and strengthening internal training, to help the Company’s employees identify and address complex technical accounting issues that affect the financial statements; (iii) designing and implementing a continuous risk-assessment process to identify and assess risks of material misstatements, and to help ensure that financial-reporting processes and related internal controls are properly designed, maintained, and documented to respond to such risks in financial reporting; (iv) implementing more analysis and review procedures and documentation for the application of GAAP, complex accounting matters, and key accounting policies; (v) augmenting estimation policies and procedures to be more robust and consistent with overall market dynamics, including evaluating the Company’s operating environment to ensure operating effectiveness of certain process-level controls; (vi) deploying new tools and tracking mechanisms to enhance and maintain appropriate documentation concerning the classification of certain operating expenses; and (vii) reporting regularly to the Company’s Audit Committee concerning progress and results, including the identification, status, and resolution of control deficiencies.

“We are pleased to announce we have reached a settlement with the SEC. Plug has diligently and fully cooperated with the SEC throughout the process and took prompt corrective measures and extensive remedial actions and steps to improve and enhance our policies, procedures, and internal controls over financial reporting,” said Andy Marsh, CEO of Plug Power.

About Plug Power Inc.

Plug Power is building the hydrogen economy as the leading provider of comprehensive hydrogen fuel cell (HFC) turnkey solutions. The Company’s innovative technology powers electric motors with hydrogen fuel cells amid an ongoing paradigm shift in the power, energy, and transportation industries to address climate change and energy security, while providing efficiency gains and meeting sustainability goals. Plug Power created the first commercially viable market for HFC technology. As a result, the Company has deployed over 60,000 fuel cell systems for e-mobility, more than anyone else in the world, and has become the largest buyer of liquid hydrogen, having built and operated a hydrogen highway across North America. Plug Power delivers a significant value proposition to end-customers, including meaningful environmental benefits, efficiency gains, fast fueling, and lower operational costs. Plug Power’s vertically integrated GenKey solution ties together all critical elements to power, fuel, and provide service to customers such as Amazon, BMW, The Southern Company, Carrefour, and Walmart. The Company is now leveraging its know-how, modular product architecture and foundational customers to rapidly expand into other key markets including zero-emission on-road vehicles, robotics, and data centers.

SOURCE: PLUG POWER

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